FOR IMMEDIATE RELEASE
INVESTOR CONTACT: Larry Thede Quovadx, Inc. 720-554-1346 larry.thede@quovadx.com	MEDIA CONTACT: Andrea Lashnits Quovadx, Inc. 720-554-1246 andrea.lashnits@quovadx.com

QUOVADX ANNOUNCES INFORMAL SEC INQUIRY

ENGLEWOOD, CO, March 29, 2004 — Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, today announced that The Securities and Exchange Commission (SEC) has advised the Company that it is looking into matters concerning its March 15, 2004 restatement announcement. That announcement stated that Quovadx was restating financial results for the third quarter of 2003 and revising the fourth quarter preliminary results for 2003, as a result of adopting cash accounting treatment for all sales to Infotech Network Group.

Quovadx filed its 2003 Annual Report on Form 10-K with the SEC on March 18, 2004. In the filing the company disclosed as a risk factor that the Company has been cooperating with the SEC with respect to an informal inquiry regarding certain transactions recorded as revenue for the third quarter of 2002. The Company stated that the inquiry was unrelated to the restatement of financial results but that it could be expanded to investigate the circumstances surrounding the restatement.

About Quovadx, Inc.
 Quovadx (Nasdaq: QVDX), a global software and services firm based in Englewood, Colorado, helps more than 20,000 enterprise customers worldwide develop, extend and integrate applications based on open standards. Quovadx Inc. is comprised of two primary divisions, the Rogue Wave® Software division, which provides reusable software components and services that facilitate application development, and the Enterprise Application division, which offers vertically specific solutions to improve business processes and create value from existing systems. Quovadx operates internationally with more than 600 employees, serving companies in healthcare, financial services, telecommunications, the public sector, manufacturing, and life sciences. For more information, please visit http://www.quovadx.com.

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